Exhibit 23

Consent of Independent Auditors

We consent to the use of our report dated March 8, 2002, included in the Annual Report on Form 10-K of Compass Minerals Group, Inc. for the year ended December 31, 2002, with respect to the combined and consolidated financial statements and schedule, as amended, included in this Form 10-K/A.

/s/ Ernst & Young LLP

Kansas City, Missouri April 16, 2003